COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
EXHIBIT 12.1


                                                     NINE
                                                  MONTHS ENDED                       YEAR ENDED DECEMBER 31,
                                                  SEPTEMBER 30, -------------------------------------------------------------
                                                     2000          1999        1998          1997        1996         1995
                                                   ---------    ---------    ---------    ---------    ---------    ---------
                                                                           (AMOUNTS IN THOUSANDS)
Net loss .......................................   $(866,133)   $(719,968)   $(124,546)   $ (31,020)   $  (6,246)   $    (303)
Equity in losses of equity-method investees, net     267,037       76,769        2,905           --           --           --
                                                   ---------    ---------    ---------    ---------    ---------    ---------
Net loss before equity in losses of
   equity-method investees .....................    (599,096)    (643,199)    (121,641)     (31,020)      (6,246)        (303)
                                                   ---------    ---------    ---------    ---------    ---------    ---------
Plus fixed charges:
      Interest expense including amortization
          of debt issuance costs ...............      94,827       84,566       26,639          326            5           --
      Assumed interest element included in
          rent expense(1) ......................       7,816        4,732        2,833          700           90            4
                                                   ---------    ---------    ---------    ---------    ---------    ---------
                                                     102,643       89,298       29,472        1,026           95            4
                                                   ---------    ---------    ---------    ---------    ---------    ---------
      Adjusted earnings (loss) .................    (496,453)    (553,901)     (92,169)     (29,994)      (6,151)        (299)
      Fixed charges ............................    (102,643)     (89,298)     (29,472)      (1,026)         (95)          (4)
                                                   ---------    ---------    ---------    ---------    ---------    ---------
                                                   $(599,096)   $(643,199)   $(121,641)   $ (31,020)   $  (6,246)   $    (303)
                                                   =========    =========    =========    =========    =========    =========

(1) Total rent expense for the period times the Company's estimated incremental borrowing rate. This is the portion of rental expense which the Company believes to be representative of interest cost.





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